Exhibit 99.1

AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN REPORTS RECORD REVENUE AND RECORD DILUTED

EARNINGS PER SHARE OF $0.82 FOR THE MARCH QUARTER

Company Terminates PMSI Sale Process

VALLEY FORGE, PA, April 23, 2008—AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2008 second quarter ended March 31, 2008, diluted earnings per share were a record $0.82, up 21 percent, and total revenue increased 8 percent to $17.8 billion, also a record.

AmerisourceBergen also announced that it has terminated the sale process for PMSI, its market-leading workers’ compensation business, and is turning its attention to profit improvement initiatives to increase PMSI’s performance. In discontinuing the sale process, the Company said that the final bids did not reflect the fair value of the business.

Fiscal Second Quarter Highlights

•	Record total revenue of $17.8 billion, up 8 percent.

•	Record diluted earnings per share of $0.82, a 21 percent increase.

•	Pharmaceutical Distribution operating margin (based on total revenue) of 1.34 percent, up 9 basis points.

•	Cash flow from operations of $193 million.

Fiscal First Six Months Highlights

•	Record total revenue of $35.2 billion, up 6 percent.

•	Record diluted earnings per share of $1.48, a 14 percent increase.

•	Pharmaceutical Distribution operating margin (based on total revenue) of 1.23 percent, up 2 basis points.

•	Cash flow from operations of $92 million.

•	$395 million in share repurchases.

“Our record-setting March quarter results were driven by outstanding performance in our core distribution businesses due to excellent revenue growth, solid expense management, strong price appreciation and increased generic contributions,” said R. David Yost, AmerisourceBergen’s President and Chief Executive Officer. “This record performance was achieved despite the weaker performance in our Other Segment. Our working capital management remains excellent, and our balance sheet continues to be strong.”

Commenting on the terminated sale process for PMSI, Yost said, “Because the final bids did not reflect the turnaround value of the business, which we expect to capture, we will focus on significantly improving the business and delivering that value to shareholders. We expect PMSI to improve in the second half of this fiscal year and deliver significant improvement in fiscal year 2009. In the future, we believe this business can be a strong, long-term contributor to shareholder value as part of AmerisourceBergen.”

Consolidated Results

•

The Company will now report revenue expectations and calculate gross, expense and operating margins based on total revenue instead of operating revenue. Due to a recently completed new contract with an existing large institutional customer, a majority of that customer’s bulk delivery business is now being serviced on an operating basis. As a result, the remaining annualized bulk revenue of approximately $1.8 billion is not significant relative to total revenue. The Company will continue to break out both bulk deliveries and operating revenue in its financial tables.

•

Total revenue was $17.8 billion in the second quarter of fiscal 2008 compared to $16.5 billion for the same period last year, an 8 percent increase. The increase was driven by a 9 percent increase in the Pharmaceutical Distribution Segment, which was slightly offset by a decrease in total revenue in the Other Segment.

•

Consolidated operating income in the fiscal 2008 second quarter increased 7 percent to $236.7 million from $220.9 million in the previous fiscal year’s second quarter, due to the 16 percent increase in operating income in the Pharmaceutical Distribution Segment, which was partially offset by a decline in the Other Segment. Special charges, primarily for the expense of the PMSI sale process, in the fiscal year 2008’s second quarter had a $1.4 million negative impact on consolidated operating income. In the previous fiscal year’s second quarter, special items had a net positive impact of $1.6 million.

•

The effective tax rate for the second quarter of fiscal 2008 was 38.9 percent, compared to 38.5 percent in the previous fiscal year’s second quarter. The Company expects its annualized effective tax rate to be slightly above 38 percent for fiscal year 2008.

•	Diluted earnings per share were up 21 percent to $0.82 in the second quarter of fiscal 2008 compared to $0.68 in the previous fiscal year’s second quarter.

•

In the fiscal 2007 second quarter, the PharMerica Long-Term Care business, spun-off in July 2007, benefited that quarter by $0.03 per diluted share. Excluding the impact of Long-Term Care in fiscal 2007, AmerisourceBergen’s diluted earnings per share in the second quarter of fiscal year 2008 would have increased 26 percent.

•

Average diluted shares outstanding for the second quarter of fiscal year 2008 were 163.3 million, down nearly 29 million shares from the previous fiscal year’s second quarter due to share repurchases, net of option exercises.

•

In the first six months of fiscal 2008, total revenue was $35.2 billion, a 6 percent increase over the $33.2 billion in total revenue in the previous fiscal year’s first six months, and consolidated operating income was $431.7 million and $429.8 million in the first six months of fiscal 2008 and 2007, respectively. For the first six months of fiscal 2008 diluted earnings per share were $1.48 compared to $1.30 for the same period of the previous fiscal year, a 14 percent increase. In the first six months of fiscal 2007, diluted earnings per share were reduced by $0.03 due to the net impact of special items. In the same six-month period, the PharMerica Long-Term Care business added $0.06 to diluted earnings per share.

AmerisourceBergen consists of the following two reportable segments: Pharmaceutical Distribution (which includes the operations of AmerisourceBergen Drug Corporation, Specialty Group, Packaging Group and Bellco Health) and Other (which includes PharMerica Long-Term Care, throughJuly 31, 2007, and PMSI). Intersegment sales of $14.9 million in the second quarter of fiscal 2008 from AmerisourceBergen Drug Corporation to PMSI, which are included in the Pharmaceutical Distribution Segment total revenue, are eliminated for consolidated reporting purposes.

Pharmaceutical Distribution Segment Results

•

Total revenue of $17.8 billion in the second quarter of fiscal 2008 was up 9 percent compared to the same quarter in the previous fiscal year, due to an 8 percent increase in AmerisourceBergen Drug Corporation revenue, primarily from its institutional customers, and a 3 percent contribution from Bellco Health, which was acquired at the beginning of the fiscal year. Specialty Group total revenue was essentially flat, because of the expected impact from lower anemia drug sales and lost sales from the acquisition of a large Specialty Group customer by a competitor in November 2007.

•

Gross profit as a percentage of total revenue increased 5 basis points to 3.03 percent in the fiscal 2008 second quarter over the same period in the previous year driven by strong price appreciation in branded pharmaceuticals and increased contribution from generic drugs. The LIFO charge in the fiscal 2008 second quarter was $9.6 million compared with a $1.6 million charge in the previous year’s second quarter, reflecting the branded price increases.

•

Operating expenses as a percentage of total revenue in the fiscal second quarter of 2008 were 1.69 percent down 4 basis points from the same period in the previous fiscal year, due to lower operating expenses in Drug Corporation despite an 8 percent increase in revenue.

•

Operating income increased a robust 16 percent in the fiscal 2008 second quarter compared with the previous year’s second quarter due to excellent revenue growth, improved gross profit and solid expense management. As a percentage of total revenue, the operating margin in the fiscal 2008 second quarter was 1.34 percent, a 9 basis point increase over the same period in the previous fiscal year.

Other Segment Results

•

In the fiscal 2008 second quarter, PMSI contributed $105.4 million in revenue and $783,000 of operating income compared to $114.6 million and $8.6 million, respectively, in the previous fiscal year’s second quarter. The decline in operating income in the fiscal 2008 second quarter was due to customer losses, reductions in reimbursement and a significant increase in operating expenses related to ongoing information technology infrastructure and customer-facing projects. In the second quarter of 2007, the segment also included PharMerica Long-Term Care, which contributed revenue of $316.8 million and operating income of $6.8 million.

•

While the Company expects improvement in PMSI’s performance in the second half of fiscal 2008 and substantial improvement in fiscal 2009, operating margins for PMSI are now expected to be in the 2 percent to 3 percent range for fiscal year 2008, down from the previous expectations of 5 percent to 6 percent.

Fiscal Year 2008 Expectations

“Though remaining within our original range, we are narrowing our expectations for fiscal year 2008 diluted earnings per share to a range of $2.77 to $2.87 from the previous range of $2.77 to $2.95, due primarily to the expected weaker performance of PMSI, as well as the impact from lower sales of anemia drugs in the Specialty Group and the slowing growth of the overall pharmaceutical market,” said Yost. “This diluted earnings per share range represents an increase of about 13 percent to 17 percent over the $2.46 per share from continuing operations for fiscal year 2007, which continues to exclude the $0.09 benefit from special items and the $0.08 contribution from PharMerica Long-Term Care in fiscal year 2007.

“We are increasing our expectations for the repurchase of our common shares in fiscal year 2008. In the first half of fiscal 2008, we repurchased $395 million of our shares and now expect to use a substantial amount of the $302 million remaining in our current share repurchase authorization during the remainder of this fiscal year. As a result, we anticipate exceeding our previous expectation of repurchasing $400 million to $500 million of our shares in fiscal year 2008. We continue to expect free cash flow for fiscal year 2008 in the range of $450 million to $525 million, which includes capital expenditures in the $125 million range.

“Despite the change from operating revenue to total revenue guidance, we are retaining our key revenue and margin assumptions supporting our diluted earnings per share expectations in fiscal year 2008: Total revenue growth assumptions remain in the range of 7 percent to 9 percent, primarily due to the expected growth of our largest institutional customers; and we continue to expect operating margin expansion in the Pharmaceutical Distribution Segment will be in the low single-digit basis points range.”

Fiscal Year 2009 Preview

Looking ahead to fiscal year 2009, Yost commented, “We have yet to start our detailed planning process for fiscal year 2009. However, in light of recently reduced pharmaceutical market growth predictions, I want to provide some perspective on our next fiscal year. If pharmaceutical market growth is in the 2 percent to 3 percent range, we see a clear path to low double-digit diluted earnings per share growth in fiscal year 2009 through operating margin expansion and strong cash generation. As in the past, we expect to announce our diluted earnings per share expectations for fiscal year 2009 when we release our fiscal 2008 results, currently scheduled for October 30, 2008.”

Conference Call

The Company will host a conference call to discuss its results at 11:00 a.m. Eastern Time on April 23, 2008. Participating in the conference call will be: R. David Yost, President and Chief Executive Officer and Michael D. DiCandilo, Executive Vice President and Chief Financial Officer.

To access the live conference call via telephone:

    Dial in: (612) 332-0430, no access code required.

To access the live webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at

http://www.amerisourcebergen.com.

A replay of the telephone call and webcast will be available from 1:00 p.m. April 23, 2008 until 11:59 p.m. April 30, 2008. The Webcast replay will be available for 30 days.

To access the replay via telephone:

Dial in:	(800) 475-6701 from within the U.S., access code: 917886
(320) 365-3844 from outside the U.S., access code: 917886

To access the archived webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at

http://www.amerisourcebergen.com.

About AmerisourceBergen

AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With more than $66 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 11,200 people. AmerisourceBergen is ranked #28 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: changes in pharmaceutical market growth rates; competitive pressures; the loss of one or more key customer or supplier relationships; changes in customer mix; customer or supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other disputes with customers (including departments and agencies of the U.S. Government) or suppliers; regulatory changes (including increased government regulation of the pharmaceutical supply channel); government enforcement initiatives (including (i) the imposition of increased obligations upon pharmaceutical distributors to detect and prevent suspicious orders of controlled substances (ii) the commencement of further administrative actions by the U. S. Drug Enforcement Administration seeking to suspend or revoke the license of any of the Company’s distribution facilities to distribute controlled substances, (iii) the commencement of any enforcement actions by any U.S. Attorney alleging violation of laws and regulations regarding diversion of controlled substances and suspicious order monitoring), or (iv) the commencement of any administrative actions by the board of pharmacy of any state seeking to suspend, revoke or otherwise restrict the ability of any of the Company’s distribution facilities or businesses to distribute or dispense pharmaceuticals in such state; changes in U.S. government policies (including reimbursement changes arising from federal legislation, including the Medicare Modernization Act and the Deficit Reduction Act of 2005); changes in regulatory or clinical medical guidelines, reimbursement practices and/or labeling for the pharmaceuticals we distribute, including erythropoiesis-stimulating agents (ESAs) used to treat anemia patients; price inflation in branded pharmaceuticals and price deflation in generics; fluctuations in market interest rates; operational or control issues arising from the Company’s outsourcing of information technology activities; success of integration, restructuring or systems initiatives; fluctuations in the U.S. dollar - Canadian dollar exchange rate and other foreign exchange rates; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States; acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; any disruption to or other adverse effects upon the PMSI workers’ compensation business caused by the Company’s decision to terminate its previously-announced sale process for PMSI; further declines in PMSI’s performance due to further customer losses, reimbursement reductions and/or competitive pressures; the inability of the Company to successfully undertake profit improvement initiatives and other measures to improve PMSI’s performance; the inability of the Company to successfully complete any other transaction that the Company may wish to pursue from time to time; changes in tax legislation or adverse resolution of challenges to our tax positions; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting the business of the Company generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31, 2008	% of Total Revenue	Three Months Ended March 31, 2007	% of Total Revenue	% Change
Revenue:
Operating revenue	$17,294,027		$15,283,761		13%
Bulk deliveries to customer warehouses	552,219		1,228,780		-55%

Total revenue	17,846,246	100.00%	16,512,541	100.00%	8%
Cost of goods sold	17,287,493		15,906,098		9%

Gross profit	558,753	3.13%	606,443	3.67%	-8%
Operating expenses:
Distribution, selling and administrative	297,607	1.67%	363,367	2.20%	-18%
Depreciation and amortization	23,040	0.13%	22,049	0.13%	4%
Facility consolidations, employee severance and other	1,384	0.01%	135	—	N/M

Operating income	236,722	1.33%	220,892	1.34%	7%
Other (income) loss	(992)	-0.01%	376	—	N/M
Interest expense, net	18,726	0.10%	9,889	0.06%	89%

Income before income taxes	218,988	1.23%	210,627	1.28%	4%
Income taxes	85,136	0.48%	81,131	0.49%	5%

Net income	$133,852	0.75%	$129,496	0.78%	3%

Earnings per share:
Basic	$0.83		$0.69		20%
Diluted	$0.82		$0.68		21%
Weighted average common shares outstanding:
Basic	161,218		188,772
Diluted	163,268		191,797

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Six Months Ended March 31, 2008	% of Total Revenue	Six Months Ended March 31, 2007	% of Total Revenue	% Change
Revenue:
Operating revenue	$33,533,454		$30,980,300		8%
Bulk deliveries to customer warehouses	1,685,707		2,257,634		-25%

Total revenue	35,219,161	100.00%	33,237,934	100.00%	6%
Cost of goods sold	34,152,948		32,036,848		7%

Gross profit	1,066,213	3.03%	1,201,086	3.61%	-11%
Operating expenses:
Distribution, selling and administrative	587,547	1.67%	720,328	2.17%	-18%
Depreciation and amortization	45,393	0.13%	44,849	0.13%	1%
Facility consolidations, employee severance and other	1,561	—	6,158	—	N/M

Operating income	431,712	1.23%	429,751	1.29%	—
Other (income) loss	(255)	—	442	—	N/M
Interest expense, net	35,150	0.10%	18,032	0.05%	95%

Income before income taxes	396,817	1.13%	411,277	1.24%	-4%
Income taxes	153,145	0.43%	159,594	0.48%	-4%

Net income	$243,672	0.69%	$251,683	0.76%	-3%

Earnings per share:
Basic	$1.49		$1.32		13%
Diluted	$1.48		$1.30		14%
Weighted average common shares outstanding:
Basic	163,073		190,607
Diluted	165,176		193,409

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2008	September 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$591,360	$640,204
Short-term investment securities available-for-sale	—	467,419
Accounts receivable, net	3,648,094	3,472,358
Merchandise inventories	4,528,110	4,101,502
Prepaid expenses and other	41,192	32,817

Total current assets	8,808,756	8,714,300
Property and equipment, net	529,099	506,984
Other long-term assets	3,235,121	3,088,780

Total assets	$12,572,976	$12,310,064

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,396,677	$6,988,782
Current portion of long-term debt	1,616	476
Other current liabilities	836,672	867,778

Total current liabilities	8,234,965	7,857,036
Long-term debt, less current portion	1,223,768	1,227,298
Other long-term liabilities	166,444	126,010
Stockholders’ equity	2,947,799	3,099,720

Total liabilities and stockholders’ equity	$12,572,976	$12,310,064

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended March 31, 2008	Six Months Ended March 31, 2007
Operating Activities:
Net income	$243,672	$251,683
Adjustments to reconcile net income to net cash provided by operating activities	111,484	106,168
Changes in operating assets and liabilities	(262,873)	352,956

Net cash provided by operating activities	92,283	710,807

Investing Activities:
Capital expenditures	(55,105)	(57,397)
Cost of acquired companies, net of cash acquired	(162,207)	(144,649)
Proceeds from sales of property and equipment	228	4,103
Net short-term investment activity	467,419	(762,615)

Net cash provided by (used in) investing activities	250,335	(960,558)

Financing Activities:
Net borrowings	7,077	107,802
Deferred financing costs and other	(901)	(2,841)
Purchases of common stock	(395,175)	(396,193)
Exercises of stock options	22,196	77,290
Cash dividends on common stock	(24,659)	(19,193)

Net cash used in financing activities	(391,462)	(233,135)

Decrease in cash and cash equivalents	(48,844)	(482,886)
Cash and cash equivalents at beginning of period	640,204	1,261,268

Cash and cash equivalents at end of period	$591,360	$778,382

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended March 31,
Total Revenue	2008	2007	% Change
Pharmaceutical Distribution	$17,755,838	$16,312,828	9%
Other
PharMerica Long-Term Care	—	316,760	N/M
PMSI	105,351	114,600	-8%

Total Other	105,351	431,360	N/M

Intersegment eliminations	(14,943)	(231,647)	N/M

Total revenue	$17,846,246	$16,512,541	8%

	Three Months Ended March 31,
Operating Income	2008	2007	% Change
Pharmaceutical Distribution	$237,323	$203,910	16%
Other
PharMerica Long-Term Care	—	6,804	N/M
PMSI	783	8,560	-91%

Total Other	783	15,364	N/M

Facility consolidations, employee severance and other	(1,384)	(135)	N/M
Gain on antitrust litigation settlements	—	1,753	N/M

Operating income	$236,722	$220,892	7%

Percentages of total revenue:

Pharmaceutical Distribution
Gross profit	3.03%	2.98%
Operating expenses	1.69%	1.73%
Operating income	1.34%	1.25%

Other
PharMerica Long-Term Care
Gross profit	N/A	29.06%
Operating expenses	N/A	26.92%
Operating income	N/A	2.15%

PMSI
Gross profit	20.37%	22.68%
Operating expenses	19.63%	15.21%
Operating income	0.74%	7.47%

Total Other
Gross profit	20.37%	27.37%
Operating expenses	19.63%	23.81%
Operating income	0.74%	3.56%

AmerisourceBergen Corporation
Gross profit	3.13%	3.67%
Operating expenses	1.80%	2.33%
Operating income	1.33%	1.34%

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Six Months Ended March 31,
Total Revenue	2008	2007	% Change
Pharmaceutical Distribution	$35,035,221	$32,834,805	7%
Other
PharMerica Long-Term Care	—	634,715	N/M
PMSI	213,992	232,530	-8%

Total Other	213,992	867,245	N/M

Intersegment eliminations	(30,052)	(464,116)	N/M

Total revenue	$35,219,161	$33,237,934	6%

	Six Months Ended March 31,
Operating Income	2008	2007	% Change
Pharmaceutical Distribution	$429,341	$398,043	8%
Other
PharMerica Long-Term Care	—	15,887	N/M
PMSI	2,347	18,336	-87%

Total Other	2,347	34,223	N/M

Facility consolidations, employee severance and other	(1,561)	(6,158)	N/M
Gain on antitrust litigation settlements	1,585	3,643	-56%

Operating income	$431,712	$429,751	—

Percentages of total revenue:

Pharmaceutical Distribution
Gross profit	2.91%	2.91%
Operating expenses	1.69%	1.70%
Operating income	1.23%	1.21%

Other
PharMerica Long-Term Care
Gross profit	N/A	29.35%
Operating expenses	N/A	26.85%
Operating income	N/A	2.50%

PMSI
Gross profit	20.89%	23.47%
Operating expenses	19.80%	15.58%
Operating income	1.10%	7.89%

Total Other
Gross profit	20.89%	27.77%
Operating expenses	19.80%	23.83%
Operating income	1.10%	3.95%

AmerisourceBergen Corporation
Gross profit	3.03%	3.61%
Operating expenses	1.80%	2.32%
Operating income	1.23%	1.29%

AMERISOURCEBERGEN CORPORATION

EARNINGS PER SHARE

(In thousands, except per share data)

(unaudited)

Basic earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the periods presented. Diluted earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the periods presented plus the dilutive effect of stock options and restricted stock.

	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007
Net income	$133,852	$129,496	$243,672	$251,683

Weighted average common shares outstanding—basic	161,218	188,772	163,073	190,607
Effect of dilutive securities—stock options and restricted stock	2,050	3,025	2,103	2,802

Weighted average common shares outstanding—diluted	163,268	191,797	165,176	193,409

Earnings per share:
Basic	$0.83	$0.69	$1.49	$1.32
Diluted	$0.82	$0.68	$1.48	$1.30